Filed pursuant to Rule 433

Free Writing Prospectus dated June 28, 2017

Relating to

Preliminary Prospectus Supplement dated June 28, 2017 to

Prospectus dated June 2, 2015

Registration Statement No. 333-204649 and 333-204649-01

Tanger Properties Limited Partnership

$300,000,000 3.875% Senior Notes due 2027

Pricing Term Sheet dated June 28, 2017

Issuer:	Tanger Properties Limited Partnership

Ratings (Moody’s / S&P)*:	Baa1 / BBB+

Principal Amount:	$300,000,000

Trade Date:	June 28, 2017

Settlement Date:	July 3, 2017 (T+3)

Maturity Date:	July 15, 2027

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2018

Benchmark Treasury:	2.375% due May 15, 2027

Benchmark Treasury Price / Yield:	101-10 / 2.226%

Spread to Benchmark Treasury:	+170 bps

Yield to Maturity:	3.926%

Coupon (Interest Rate):	3.875%

Public Offering Price:	99.579% of the principal amount

Optional Redemption Provisions:	At any time prior to April 15, 2027, make-whole call based on the Treasury Rate plus 30 basis points (0.30%); if redeemed on or after April 15, 2027, at 100% of the principal amount of the notes being redeemed, in each case plus accrued and unpaid interest thereon to, but excluding, the redemption date

CUSIP / ISIN:	875484 AK3 / US875484AK30

Joint Book-Running Managers:	Wells Fargo Securities, LLC SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC PNC Capital Markets LLC Regions Securities LLC Scotia Capital (USA) Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC which became effective upon filing with the SEC in accordance with Rule 462(e) of the 1933 Act Regulations for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751, SunTrust Robinson Humphrey, Inc. toll-free at 1-800-685-4786 and U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.